Exhibit 99.1
Universal Insurance Holdings Reports Fourth Quarter 2020 Results

•4Q20 total revenue up 14.1% to $273.1 million; FY20 up 14.2% to $1.1 billion
•More than $1.5 billion of premium now in force
•4Q20 diluted GAAP earnings per share (EPS) of $(0.57), non-GAAP adjusted EPS1 of $(0.84)
•FY20 diluted GAAP EPS of $0.60, non-GAAP adjusted EPS1 of $(0.90)
•Full year EPS impact predominantly driven by heightened 2020 weather events
•Full year Florida primary rate increases approved of close to 20% for UPCIC (Includes 7.0% in 4Q20)
•Initiating FY21 guidance: GAAP and non-GAAP adjusted EPS1 of $2.75 - $3.00 (assuming no extraordinary weather events in 2021); ROAE 17% - 19%.

[1] Excludes net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions (“non-GAAP adjusted EPS”). Reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.

Fort Lauderdale, Fla., February 25, 2021 – Universal Insurance Holdings (NYSE: UVE) (the “Company”) reported 2020 fourth quarter diluted EPS of $(0.57) on a GAAP basis and $(0.84) non-GAAP adjusted EPS1. Quarterly direct premiums written were up 21.9% from the year-ago quarter to $368.8 million.

“We ended the year with a record of $1.5 billion of premium now in force. Unfortunately, we also saw a record-setting frequency of weather events during the 2020 wind season, which impacted our fourth quarter and full year results,” said Stephen J. Donaghy, Chief Executive Officer. “In 2020 we continued our focus on underwriting, increasing our primary rates in Florida close to 20% for the full year, including 7% in the fourth quarter for reinsurance costs, as well as primary rate increases in some of our other states. We have continued to maintain a resilient balance sheet that has self-funded our risk bearing entities capital requirements, in addition to enhancing our reserves. We continue to be backed by our great reinsurance program and partners with close to 75% of our first event reinsurance capacity for June 1st, 2021 secured already. We continued our geographic expansion efforts in 2020, and implemented our catastrophe rapid response teams during the COVID-19 pandemic, which accelerated our use of digital technology for adjusting claims. We also continue to develop adaptive adjusting approaches to address claims loss cost trends. We look forward to 2021 as we continue to focus on resiliency and taking the necessary steps to provide reliability to consumers and reduce uncertainty for shareholders.”

Summary Financial Results

($thousands, except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	Change	2020	2019	Change
(GAAP comparison)
Total revenue	$273,126	$239,402	14.1%	$1,072,770	$939,351	14.2%
Income (loss) before income taxes	(26,999)	(69,053)	61.0%	24,231	63,517	(61.9)%
Income (loss) before income taxes margin	(9.9)%	(28.8)%	18.9 pts	2.3%	6.8%	(4.5) pts
Diluted EPS	(0.57)	(1.55)	63.2%	0.60	1.36	(55.9)%

Annualized return on average equity (ROE)	(15.4)%	(38.4)%	23.0 pts	4.1%	9.2%	(5.1) pts
Book value per share, end of period	14.43	15.13	(4.6)%	14.43	15.13	(4.6)%

(Non-GAAP comparison)[2]
Adjusted operating income	(38,227)	(69,687)	45.1%	(39,044)	55,833	NM
Adjusted EPS	(0.84)	(1.57)	46.5%	(0.90)	1.18	NM

[2] Reconciliation of GAAP to non-GAAP financial measures are provided in the attached tables. Adjusted operating income excludes net realized and unrealized gains and losses on investments, interest expense, and extraordinary reinstatement premiums and associated commissions. Non-GAAP adjusted EPS excludes net realized and unrealized gains and losses on investments, as well as extraordinary reinstatement premiums and associated commissions.
NM = Not Meaningful

Total revenue grew double digits for both the quarter and the year, driven primarily by growth in net premiums earned (organic new business growth and primary rate increases), partially offset by increased reinsurance costs. Revenue growth was also attributable to realized gains on investments, and increases in service revenue, partially offset by decreases in net investment income. GAAP diluted EPS and non-GAAP adjusted EPS results for the quarter and the year benefited from the aforementioned items, but were impacted predominantly by weather events and related social dynamics and increased reinsurance costs.

Underwriting

($thousands, except policies in force)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	Change	2020	2019	Change
Policies in force (as of end of period)	984,830	888,361	10.9%	984,830	888,361	10.9%
Premiums in force (as of end of period)	$1,519,949	$1,296,416	17.2%	$1,519,949	$1,296,416	17.2%

Direct premiums written	368,823	302,655	21.9%	1,517,479	1,292,721	17.4%
Direct premiums earned	374,825	321,571	16.6%	1,395,623	1,233,121	13.2%
Net premiums earned	242,173	215,819	12.2%	923,563	842,502	9.6%

Expense ratio[3]	27.3%	29.6%	(2.3) pts	31.4%	32.3%	(90) bps
Loss & LAE ratio	96.7%	113.3%	(16.6) pts	82.2%	71.6%	10.6 pts
Combined ratio	124.0%	142.9%	(18.9) pts	113.6%	103.9%	9.7 pts

[3] Expense ratio excludes interest expense.

Direct premiums written were up more than 20% for the quarter, led by the continued impact of rate increases in Florida and other states, as well as strong direct premium growth of 18.9% in Other States (non-Florida). For the year, direct premiums written were up double digits, led by rate increases and volume, with strong direct premium growth of 17.7% in Other States (non-Florida), and a slightly improved policy retention. In 2020 we implemented new guidelines on new business to address emerging loss trends that have since slowed the rate of growth in Florida.

On the expense side, the combined ratio decreased 18.9 points for the quarter, but increased 9.7 points for the year. The increases for the year were driven primarily by increased weather events in 2020, an increase in our core loss pick when compared to the full prior year, and the effect on the ratio from increased reinsurance costs. The increases were partially offset by lower prior year development, a benefit from our claims adjusting business, and an improvement in the expense ratio as set forth below.

•The expense ratio improved 2.3 points for the quarter driven by a 3.1 point improvement in the other operating expense ratio, partially offset by a 80 basis point increase in policy acquisition costs. For the year, the expense ratio improved 90 basis points driven by a 1.4 point improvement in other operating expenses, partially offset by a 50 basis point increase in policy acquisition costs. Increases in the policy acquisition cost ratio were primarily driven by the effect of reinsurance costs.

•The net loss and loss adjustment expense ratio increased 16.6 points for the quarter and 10.6 points for the year. Quarterly and full year drivers for 2020 include:

◦Core losses of $134.5 million or 55.6 points for the quarter and $538.5 million or 58.3 points for the year were primarily related to accruing incremental reserves as the industry continues to see increased severity in represented claims, which were offset by a benefit from our claims adjusting business. Reinsurance costs also drove increases in the core net loss ratio.

◦Weather events in excess of plan of $76.0 million or 31.4 points ($16.7 million in 4Q19) for the quarter were related to a number of weather events in the states where we do business. For the full year, weather events in excess of plan were $162.0 million or 17.6 points ($38.7 million in FY19), which includes one significant hurricane, Hurricane Sally, and a significant number of other smaller hurricanes and other PCS events.

◦Prior years’ reserve development of $23.4 million or 9.7 points for the quarter and $58.3 million or 6.3 points for the year were primarily related to the continued adjusting and settlement of Hurricane Irma and companion claims.

Services

($thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	Change	2020	2019	Change
Commission revenue	$9,393	$7,168	31.0%	$33,163	$26,101	27.1%
Policy fees	5,520	4,973	11.0%	23,773	21,560	10.3%
Other revenue	1,972	2,603	(24.2)%	8,501	7,972	6.6%
Total	16,885	14,744	14.5%	65,437	55,633	17.6%

Total services revenue increased 14.5% for the quarter and 17.6% for the full year. The increase was driven by commission revenue earned on ceded premiums and an increase in policy fees due to an increase in volume, partially offset by other revenue.

Investments

($thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	Change	2020	2019	Change
Net investment income	$2,823	$7,578	(62.7)%	$20,393	$30,743	(33.7)%
Realized gains (losses)	9,058	437	1,972.8%	63,352	(12,715)	NM
Unrealized gains (losses)	2,187	824	165.4%	25	23,188	(99.9)%
NM = Not Meaningful

Net investment income decreased 62.7% for the quarter and 33.7% for the year, primarily due to lower yields on cash and fixed-income investments during 2020 when compared to 2019. Realized gains for the quarter and for the full year resulted primarily from taking advantage of increased market prices on our available-for-sale debt investment portfolio, and to a lesser extent aided by the sale of equity securities. Unrealized gains were driven by market fluctuations in equity securities resulting in a favorable outcome for the quarter and the full year.

Capital Deployment

During the fourth quarter, the Company repurchased approximately 193 thousand shares at an aggregate cost of $2.4 million. For the full year, the Company repurchased approximately 1.6 million shares at an aggregate cost of $28.9 million. The Company’s current share repurchase authorization program has $19.4 million remaining as of December 31, 2020 and runs through November 3, 2022.

Guidance

Universal initiated the following guidance for fiscal 2021:

•GAAP and Non-GAAP Adjusted EPS in a range of $2.75 - $3.00 (assuming no extraordinary weather events in 2021)
•Annualized return on average equity in a range of 17% - 19%

Conference Call and Webcast

•Friday, February 26, 2021 at 9:00 a.m. ET
•U.S Dial-in Number: (855) 752-6647
•International: (503) 343-6667
•Participant code: 9074399
•Listen to live webcast: UniversalInsuranceHoldings.com
•Replay of the call will be available on the UVE website and by phone at (855) 859-2056 or internationally at (404) 537-3406 using the participant code: 9074399 through March 13, 2021

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (“SEC”), including adjusted earnings per diluted share, which excludes the impact of the net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions. Extraordinary reinstatement premiums are not covered by reinstatement premium protection and attach just below the Florida Hurricane Catastrophe Fund (“FHCF”) reinsurance layer. Adjusted operating income excludes the impact of the net realized and unrealized gains and losses on investments, as well as interest expense and extraordinary reinstatement premiums and associated commissions. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). UVE management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. UVE management also believes that these non-GAAP financial measures enhance the ability of investors to analyze UVE’s business trends and to understand UVE’s performance. UVE’s management utilizes these non-GAAP financial measures as guides in long-term planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures presented in accordance with GAAP. For more information regarding our key performance indicators, please refer to the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Key Performance Indicators” in our forthcoming Annual Report on Form 10-K for the year ended December 31, 2020.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including those risks and uncertainties described under the heading “Risk Factors” and “Liquidity and Capital Resources” in our 2020 Annual

Report on Form 10-K, and supplemented in our subsequent Quarterly Reports on Form 10-Q. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the most recent quarterly reports on Form 10-Q.

Investor Relations Contact:
Rob Luther, 954-595-7272
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com

Media Relations Contact:
Andy Brimmer / Mahmoud Siddig, 212-355-4449
Joele Frank, Wilkinson Brimmer Katcher

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share data)

	December 31,	December 31,
	2020	2019
ASSETS
Invested Assets
Fixed maturities, at fair value	$819,861	$855,284
Equity securities, at fair value	84,887	43,717
Investment real estate, net	15,176	15,585
Total invested assets	919,924	914,586
Cash and cash equivalents	167,156	182,109
Restricted cash and cash equivalents	12,715	2,635
Prepaid reinsurance premiums	215,723	175,208
Reinsurance recoverable	160,417	193,236
Premiums receivable, net	66,883	63,883
Property and equipment, net	53,572	41,351
Deferred policy acquisition costs	110,614	91,882
Goodwill	2,319	2,319
Other assets	49,418	52,643
TOTAL ASSETS	$1,758,741	$1,719,852

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$322,465	$267,760
Unearned premiums	783,135	661,279
Advance premium	49,562	30,975
Reinsurance payable, net	10,312	122,581
Long-term debt	8,456	9,926
Other liabilities	135,549	133,430
Total liabilities	1,309,479	1,225,951
STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock ($0.01 par value)[4]	—	—
Common stock ($0.01 par value)[5]	468	467
Treasury shares, at cost - 15,680 and 14,069	(225,506)	(196,585)
Additional paid-in capital	103,445	96,036
Accumulated other comprehensive income (loss), net of taxes	3,343	20,364
Retained earnings	567,512	573,619
Total stockholders' equity	449,262	493,901
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,758,741	$1,719,852

Notes:
[4] Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.

[5] Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 46,817 and 46,707 shares; Outstanding 31,137 and 32,638 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
REVENUES
Net premiums earned	$242,173	$215,819	$923,563	$842,502
Net investment income	2,823	7,578	20,393	30,743
Net realized gains (losses) on sale on investments	9,058	437	63,352	(12,715)
Net change in unrealized gains (losses) of equity securities	2,187	824	25	23,188
Commission revenue	9,393	7,168	33,163	26,101
Policy fees	5,520	4,973	23,773	21,560
Other revenue	1,972	2,603	8,501	7,972
Total revenues	273,126	239,402	1,072,770	939,351

EXPENSES
Losses and loss adjustment expenses	233,940	244,445	758,810	603,406
Policy acquisition costs	52,120	44,667	199,102	177,530
Other operating expenses	14,048	19,298	90,525	94,650
Interest expense	17	45	102	248
Total expenses	300,125	308,455	1,048,539	875,834

Income (loss) before income tax expense	(26,999)	(69,053)	24,231	63,517
Income tax expense (benefit)	(9,324)	(17,980)	5,126	17,003
NET INCOME (LOSS)	$(17,675)	$(51,073)	$19,105	$46,514

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SHARE AND PER SHARE INFORMATION
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Weighted average common shares outstanding - basic	31,193	32,889	31,884	33,893
Weighted average common shares outstanding - diluted	31,295	32,889	31,972	34,233
Shares outstanding, end of period	31,137	32,638	31,137	32,638
Basic earnings (loss) per common share	$(0.57)	$(1.55)	$0.60	$1.37
Diluted earnings (loss) per common share	$(0.57)	$(1.55)	$0.60	$1.36
Cash dividend declared per common share	$0.29	$0.29	$0.77	$0.77
Book value per share, end of period	$14.43	$15.13	$14.43	$15.13
Annualized return on average equity (ROE)	(15.4)%	(38.4)%	4.1%	9.2%
NM = Not Meaningful

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION
(in thousands, except for Policies In-Force data)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2020		2019		2020		2019
Premiums
Direct premiums written - Florida	$302,552		$246,927		$1,250,748		$1,066,112
Direct premiums written - Other States	66,271		55,728		266,731		226,609
Direct premiums written - Total	$368,823		$302,655		$1,517,479		$1,292,721
Direct premiums earned	$374,825		$321,571		$1,395,623		$1,233,121
Net premiums earned	$242,173		$215,819		$923,563		$842,502

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	96.7%		113.3%		82.2%		71.6%
General and administrative expense ratio[6]	27.3%		29.6%		31.4%		32.3%
Policy acquisition cost ratio	21.5%		20.7%		21.6%		21.1%
Other operating expense ratio[6]	5.8%		8.9%		9.8%		11.2%
Combined ratio	124.0%		142.9%		113.6%		103.9%

Other Items
(Favorable)/Unfavorable prior year reserve development	$23,433		$84,365		$58,337		$88,068
Points on the loss and loss adjustment expense ratio	9.7	pts	39.1	pts	6.3	pts	10.4	pts
[6] Expense ratio excludes interest expense.

	As of
	December 31,
	2020	2019
Policies in force
Florida	728,211	662,343
Other States	256,619	226,018
Total	984,830	888,361

Premiums in force
Florida	$1,252,916	$1,070,034
Other States	267,033	226,382
Total	1,519,949	1,296,416

Total Insured Value
Florida	$192,504,430	$164,654,848
Other States	109,976,625	91,401,560
Total	302,481,055	256,056,408

	Three Months Ended December 31, 2020
	Direct	Loss Ratio	Ceded	Loss Ratio	Net	Loss Ratio
Premiums earned	$374,825		$132,652		$242,173

Loss and loss adjustment expenses:
Core losses	$134,734	35.9%	$190	0.1%	$134,544	55.6%
Weather events[7]	168,917	45.1%	92,954	70.1%	75,963	31.4%
Prior years’ reserve development	93,511	24.9%	70,078	52.8%	23,433	9.7%
Total losses and loss adjustment expenses	$397,162	105.9%	$163,222	123.0%	$233,940	96.7%

[7] Includes only current year weather events beyond those expected.

	Twelve Months Ended December 31, 2020
	Direct	Loss Ratio	Ceded	Loss Ratio	Net	Loss Ratio
Premiums earned	$1,395,623		$472,060		$923,563

Loss and loss adjustment expenses:
Core losses	$538,826	38.6%	$316	0.1%	$538,510	58.3%
Weather events[7]	256,917	18.4%	94,954	20.1%	161,963	17.6%
Prior years’ reserve development	284,315	20.4%	225,978	47.9%	58,337	6.3%
Total losses and loss adjustment expenses	$1,080,058	77.4%	$321,248	68.1%	$758,810	82.2%

[7] Includes only current year weather events beyond those expected.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended		Guidance
	December 31,		December 31,		Full Year 2021E
	2020	2019	2020	2019
Income (Loss) Before Income Taxes	$(26,999)	$(69,053)	$24,231	$63,517
Adjustments:
Reinstatement premium, net of commissions[8]	—	582	—	2,541
Net unrealized (gains)/losses on equity securities	(2,187)	(824)	(25)	(23,188)
Net realized (gains)/losses on investments	(9,058)	(437)	(63,352)	12,715
Interest Expense	17	45	102	248
Total Adjustments	(11,228)	(634)	(63,275)	(7,684)
Non-GAAP Adjusted Operating Income	$(38,227)	$(69,687)	$(39,044)	$55,833

GAAP Diluted EPS	$(0.57)	$(1.55)	$0.60	$1.36	$2.75 - $3.00
Adjustments:
Reinstatement premium, net of commissions[8]	—	0.02	—	0.07
Net unrealized (gains)/losses on equity securities	(0.07)	(0.03)	—	(0.68)
Net realized (gains)/losses on investments	(0.29)	(0.01)	(1.98)	0.37
Total Pre-Tax Adjustments	(0.36)	(0.02)	(1.98)	(0.24)
Income Tax on Above Adjustments	0.09	—	0.48	0.06
Total Adjustments	(0.27)	(0.02)	(1.50)	(0.18)
Non-GAAP Adjusted EPS	$(0.84)	$(1.57)	$(0.90)	$1.18	$2.75 - $3.00
[8] Includes reinstatement premiums not covered by reinstatement premium protection and related commissions.